                              FIRST AMENDMENT TO
                         INVESTMENT ADVISORY AGREEMENT

   This FIRST AMENDMENT is made as of November 28, 2006 by and between GREEN CENTURY CAPITAL MANAGEMENT, INC., a Massachusetts corporation (the "Adviser"), and GREEN CENTURY FUNDS, a Massachusetts business trust (the "Trust"), on behalf of the Green Century Balanced Fund.

                             W I T N E S S E T H:

   WHEREAS, the Adviser and the Trust are parties to that certain Investment Advisory Agreement, as amended and restated March 29, 1999 and as further amended from time to time (the "Agreement"); and

   WHEREAS, the Adviser and the Trust wish to amend the Agreement in order to reflect a change to the compensation of the Adviser provided thereunder with respect to the Green Century Balanced Fund (the "Balanced Fund");

   NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Adviser and the Trust do hereby agree as follows:

   SECTION 1. Definitions. Capitalized terms used in this Amendment without definition shall have the respective meanings assigned to them in the Agreement.

   SECTION 2. Amendment. Section 3 of the Agreement is hereby amended by deleting such Section 3 thereof in its entirety, and substituting therefore the following:

             a. As compensation for the services rendered and obligations assumed hereunder by the Adviser, the Trust shall pay to the Adviser monthly a fee from the Balanced Fund equal on an annual basis to 0.65% of the average daily net assets of the Balanced Fund. Such fee shall be computed and accrued daily. If Green Century Capital Management, Inc. serves as investment adviser for less than the whole of any period specified in this Section 3a, the compensation to Green Century Capital Management, Inc., as Adviser, shall be prorated. For purposes of calculating the Adviser's fee, the daily value of the Balanced Fund's net assets shall be computed by the same method as the Trust uses to compute the value of the Balanced Fund's net assets in connection with the determination of net asset value of the Balanced Fund's shares.

             b. The Adviser reserves the right to waive all or a part of its fee.

   SECTION 3. Miscellaneous. This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. Except as specifically amended by this Amendment, the Agreement shall remain in full force and effect. This Amendment is limited specifically to the matters set forth herein and does not constitute directly or by implication an amendment or waiver of any other provision of the Agreement. The headings of the sections of this Amendment are inserted for convenience of reference only and shall not be deemed a part hereof.

   IN WITNESS WHEREOF, the undersigned have duly executed this Amendment as of the day and year first above written.

                                              GREEN CENTURY FUNDS, ON BEHALF
                                              OF THE GREEN CENTURY BALANCED
                                              FUND

                                              By:
                                                  -----------------------------
                                                  Kristina A. Curtis
                                                  President

                                              GREEN CENTURY CAPITAL
                                              MANAGEMENT, INC.

                                              By:
                                                  -----------------------------
                                                  Wendy Wendlandt
                                                  President